Ioanis Jorgali, Investors 629.213.6139 ioanis.jorgali@alliancebernstein.com	Carly Symington, Media 629.213.5568 carly.symington@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES FIRST QUARTER RESULTS
GAAP Net Income of $0.67 per Unit
Adjusted Net Income of $0.80 per Unit
Cash Distribution of $0.80 per Unit

Nashville, TN, April 24, 2025 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended March 31, 2025.
“Against a tough market backdrop that intensified into the second quarter, all three of our global distribution channels grew organically, totaling $2.7 billion active net inflows in the first quarter of 2025," said Seth P. Bernstein, President and CEO of AllianceBernstein. "Activity was headlined by institutional deployments into our private alternative strategies, contributing more than half of the $4.2 billion net inflows in alternatives/multi-asset. Our active fixed income platform also continued to grow organically, registering $1.0 billion net inflows, as strong retail demand for our market-leading Muni SMA capabilities offset taxable outflows. Active equity outflows persisted, albeit at a slower pace for institutional redemptions, while retail organic gains partially offset the institutional trend. Compared to prior year, average AUM and investment advisory base fees grew 8%, adjusted operating income increased 6% and adjusted operating margin of 33.7% expanded by 340 bps. Adjusted earnings per Unit and distributions to Unitholders rose 10%."

(US $ Thousands except per Unit amounts)	1Q 2025	1Q 2024	% Change	4Q 2024	% Change
U.S. GAAP Financial Measures
Net revenues	$1,080,607	$1,104,151	(2.1)%	$1,257,556	(14.1%)
Operating income	$236,369	$241,997	(2.3)%	$317,507	(25.6%)
Operating margin	21.8%	21.2%	60 bps	25.0%	(320) bps
AB Holding EPU	$0.67	$0.67	—%	$0.94	(28.7%)

Adjusted Financial Measures (1)
Net revenues	$838,214	$884,176	(5.2)%	$973,294	(13.9%)
Operating income	$282,748	$267,426	5.7%	$354,379	(20.2%)
Operating margin	33.7%	30.3%	340 bps	36.4%	(270 bps)
AB Holding EPU	$0.80	$0.73	9.6%	$1.05	(23.8%)
AB Holding cash distribution per Unit	$0.80	$0.73	9.6%	$1.05	(23.8%)

(US $ Billions)
Assets Under Management ("AUM")
Ending AUM	$784.5	$758.7	3.4%	$792.2	(1.0%)
Average AUM	$797.5	$738.9	7.9%	$801.0	(0.4%)
(1) The adjusted financial measures represent non-GAAP financial measures. See page 11 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 12-13 for notes describing the adjustments.

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Bernstein further elaborated, "Our retail channel gross sales surpassed $25 billion for the third quarter in a row, extending organic gains for the seventh consecutive quarter. Channel inflows of $0.9 billion were diversified across asset classes with active equities, fixed income and alternatives/multi-asset growing organically in the first quarter of 2025. Retail demand for tax-exempt fixed income remained strong, showing consistent organic growth at an impressive annualized rate of 19%, more than offsetting the recent taxable outflows. Institutional flows returned to positive territory, driven by accelerated deployments into our private alternative strategies. Our institutional pipeline AUM increased to $13.5 billion, reflecting strong connectivity with existing and new clients. Private Wealth delivered its third consecutive quarter of organic growth, with $0.8 billion inflows well-diversified across asset classes, underscoring robust advisor productivity and client engagement.”

Bernstein concluded, "Markets are in a state of heightened uncertainty, as investors display risk aversion amidst slower growth outlook, higher interest rates, and a fluid geopolitical landscape. Drawing on our extensive investment experience and expertise across various regions and styles, we are well-equipped to help our clients capitalize on evolving investment opportunities. Our investment teams are adept at balancing tactical perspectives with a disciplined, long-term approach to carefully select high-quality investments for our client base. With our proven track record and strategic positioning, we are confident in our ability to navigate the complexities that lie ahead.”

The firm’s cash distribution per Unit of $0.80 is payable on May 22, 2025, to holders of record of AB Holding Units at the close of business on May 5, 2025.
Market Performance
Global equity and fixed income markets were mostly up in the first quarter of 2025.

1Q 2025
S&P 500 Total Return	(4.3)%
MSCI EAFE Total Return	7.0
Bloomberg Barclays US Aggregate Return	2.8
Bloomberg Barclays Global High Yield Index - Hedged	1.2

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Assets Under Management
($ Billions)

Total assets under management as of March 31, 2025 were $784.5 billion, down $7.7 billion, or 1%, from December 31, 2024 and up $25.8 billion, or 3%, from March 31, 2024.

	Institutional	Retail	Private Wealth	Total
Assets Under Management 3/31/2025	$324.1	$324.1	$136.3	$784.5
Net Flows for Three Months Ended 3/31/2025:
Active	$0.4	$2.1	$0.2	$2.7
Passive	0.3	(1.2)	0.6	(0.3)
Total	$0.7	$0.9	$0.8	$2.4

Total net inflows were $2.4 billion in the first quarter, compared to net outflows of $4.8 billion in the fourth quarter of 2024 and net inflows of $0.5 billion in the prior year first quarter.
Institutional channel first quarter net inflows of $0.7 billion compared to net outflows of $6.2 billion in the fourth quarter of 2024. Institutional gross sales of $4.6 billion increased sequentially from $2.0 billion. The pipeline of awarded but unfunded Institutional mandates increased sequentially to $13.5 billion at March 31, 2025 compared to $10.7 billion at December 31, 2024.
Retail channel first quarter net inflows of $0.9 billion compared to net inflows of $1.1 billion in the fourth quarter of 2024. Retail gross sales of $25.7 billion decreased sequentially from $26.4 billion.
Private Wealth channel first quarter net inflows of $0.8 billion compared to net inflows of $0.3 billion in the fourth quarter of 2024. Private Wealth gross sales of $5.8 billion increased sequentially from $5.2 billion.

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First Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance and allow management to see long-term trends without the distortion caused by incentive compensation-related mark-to-market adjustments, acquisition-related expenses, interest expense and other adjustment items. Similarly, we believe that non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as a substitute for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted basic net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted basic net income per unit, unless management determines, with concurrence of the Board of Directors, that one or more adjustments made to adjusted net income should not be made with respect to the Available Cash Flow calculation.

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US GAAP Earnings

Revenues
First quarter net revenues of $1.1 billion decreased 2% from in the first quarter of 2024. The decrease was primarily due to the BRS deconsolidation and investment losses as compared to gains in the prior year, partially offset by higher investment advisory base fees, higher distribution revenues and higher performance-based fees.
Sequentially, net revenues of $1.1 billion decreased 14% from $1.3 billion in the fourth quarter of 2024. The decrease was primarily due to lower performance-based fees, investment losses as compared to gains in the prior quarter and lower investment advisory base fees.
First quarter Bernstein Research Services revenues decreased 100% compared to the first quarter of 2024 and remained flat sequentially, driven by the BRS deconsolidation in the second quarter of 2024.
Expenses
First quarter operating expenses of $844 million decreased 2% from $862 million in the first quarter of 2024. The decrease is primarily due to lower employee compensation and benefits expense and lower interest on borrowings, partially offset by higher promotion and servicing expense and higher general and administrative ("G&A") expense. Employee compensation and benefits expense decreased due to lower base compensation primarily resulting from the BRS deconsolidation and fringe benefits, partially offset by higher commissions and incentive compensation. The decrease in interest expense is driven by lower average interest rates and average borrowings. Promotion and servicing expense increased due to higher distribution-related payments and amortization of deferred sales commissions, partially offset by lower trade execution and clearance expense primarily resulting from the BRS deconsolidation. G&A expenses increased primarily due to a retirement plan settlement loss of $20.8 million and a one time gain in the prior year from the recognition of a $20.8 million government incentive grant received in connection with our headquarters relocation to Nashville, Tennessee. These were partially offset by lower office-related expenses, other taxes and professional fees.
Sequentially, operating expenses of $844 million decreased 10% from $940 million, driven primarily by lower employee compensation and benefits expense, lower G&A expense and lower promotion and servicing expense. Employee compensation and benefits expense decreased primarily due to lower incentive compensation and commissions. G&A expense decreased primarily due to lower office-related expenses, charitable contributions and portfolio services and related expense. Promotion and servicing expense decreased primarily due to lower marketing and communications expense, lower transfer fees and lower travel and entertainment expense, partially offset by higher distribution-related payments and amortization of deferred sales commissions.
Operating Income, Margin and Net Income Per Unit
First quarter operating income of $236 million decreased 2% from $242 million in the first quarter of 2024 and the operating margin of 21.8% in the first quarter of 2025 increased 60 basis points from 21.2% in the first quarter of 2024.
Sequentially, operating income of $236 million decreased 26% from $318 million in the fourth quarter of 2024 and the operating margin of 21.8% decreased 320 basis points from 25.0% in the fourth quarter of 2024.
First quarter net income per Unit remained flat from $0.67 in the first quarter of 2024 and decreased from $0.94 in the fourth quarter of 2024.

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Non-GAAP Earnings
This section discusses our first quarter 2025 non-GAAP financial results, compared to the first quarter of 2024 and the fourth quarter of 2024. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted basic net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Adjusted Revenues
First quarter adjusted net revenues of $838 million decreased 5% from $884 million in the first quarter of 2024. The decrease was primarily due to the BRS deconsolidation, investment losses as compared to gains in the prior year and lower dividend and interest revenues, partially offset by higher investment advisory base fees and higher performance-based fees.
Sequentially, adjusted net revenues of $838 million decreased 14% from $973 million. The decrease was primarily due to lower performance-based fees, investment losses as compared to gains in the prior quarter, lower investment advisory base fees and lower other revenues.
Adjusted Expenses
First quarter adjusted operating expenses of $555 million decreased 10% from $617 million in the first quarter of 2024 primarily due to lower employee compensation and benefits expense, lower G&A expense and lower promotion and servicing expense. Employee compensation and benefits expense decreased primarily due to lower base compensation primarily resulting from the BRS deconsolidation and fringe benefits, partially offset by higher incentive compensation and commissions. G&A expense decreased primarily due to lower office-related expenses, lower portfolio services and related expense, lower other taxes and professional fees, partially offset by a one time gain in the prior year from the recognition of a $20.8 million government incentive grant received in connection with our headquarters relocation to Nashville, Tennessee. Promotion and servicing expense decreased primarily due to lower trade execution and clearance expense primarily resulting from the BRS deconsolidation.

Sequentially, adjusted operating expenses of $555 million decreased 10% from $619 million. The decrease was driven primarily by lower employee compensation and benefits expense, lower G&A expense and lower promotion and servicing expense. Employee compensation and benefits expense decreased primarily due to lower incentive compensation, commissions and fringe benefits. G&A expense decreased primarily due to lower charitable contributions, portfolio services and related expense, office-related expenses and technology and related expense. Promotion and servicing expense decreased primarily due to lower marketing and communication expense, lower transfer fees and lower travel and entertainment expense.
Adjusted operating Income, Margin and Net Income Per Unit
First quarter adjusted operating income of $283 million increased 6% from $267 million in the first quarter of 2024, and the adjusted operating margin of 33.7% increased 340 basis points from 30.3%.
Sequentially, adjusted operating income of $283 million decreased 20% from $354 million and the adjusted operating margin of 33.7% decreased 270 basis points from 36.4%.
First quarter adjusted net income per Unit was $0.80 compared to $0.73 in the first quarter of 2024 and $1.05 in the fourth quarter of 2024.
Headcount
As of March 31, 2025, we had 4,369 employees, compared to 4,708 employees as of March 31, 2024 and 4,341 employees as of December 31, 2024. The decrease in headcount from March 31, 2024 is due the Bernstein Research Services deconsolidation and transferring 546 employees to the newly formed joint ventures.

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Unit Repurchases

	Three Months Ended March 31,
	2025	2024
	(in millions)
Total amount of AB Holding Units Purchased (1)	0.8	0.1
Total Cash Paid for AB Holding Units Purchased (1)	$30.5	$4.3
Open Market Purchases of AB Holding Units Purchased (1)	0.7	—
Total Cash Paid for Open Market Purchases of AB Holding Units (1)	$26.1	$—
(1) Purchased on a trade date basis. The difference between open-market purchases and units retained reflects the retention of AB Holding Units from employees to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.

First Quarter 2025 Earnings Conference Call Information
Management will review first quarter 2025 financial and operating results during a conference call beginning at 9:00 a.m. (CST) on Thursday, April 24, 2025. The conference call will be hosted by Seth Bernstein, President & Chief Executive Officer; Tom Simeone, Chief Financial Officer; and Onur Erzan, Head of Global Client Group & Head of Private Wealth.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at https://www.alliancebernstein.com/corporate/en/investor-relations.html at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (888) 440-3310 in the U.S. or +1 (646) 960-0513 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 6072615.

The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of our first quarter 2025 financial and operating results on April 24, 2025.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2024 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:
•The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.
•The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.
Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b)(4). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of March 31, 2025, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 37.5% of AllianceBernstein and Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 61.9% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	1Q 2025	1Q 2024	% Change	4Q 2024	% Change

GAAP revenues:
Base fees	$817,866	$754,239	8.4%	$829,296	(1.4)%
Performance fees	37,246	30,166	23.5	168,725	(77.9)
Bernstein research services	—	96,222	(100.0)	—	—
Distribution revenues	199,020	165,690	20.1	198,859	0.1
Dividends and interest	34,350	44,515	(22.8)	37,872	(9.3)
Investments (losses) gains	(20,538)	11,743	n/m	1,912	n/m
Other revenues	30,180	25,293	19.3	38,662	(21.9)
Total revenues	1,098,124	1,127,868	(2.6)	1,275,326	(13.9)
Less: Broker-dealer related interest expense	17,517	23,717	(26.1)	17,770	(1.4)
Total net revenues	1,080,607	1,104,151	(2.1)	1,257,556	(14.1)

GAAP operating expenses:
Employee compensation and benefits	420,531	452,772	(7.1)	500,778	(16.0)
Promotion and servicing
Distribution-related payments	200,659	172,982	16.0	197,310	1.7
Amortization of deferred sales commissions	20,161	11,799	70.9	17,831	13.1
Trade execution, marketing, T&E and other	36,513	54,991	(33.6)	47,902	(23.8)
General and administrative	147,935	137,910	7.3	159,764	(7.4)
Contingent payment arrangements	64	2,558	(97.5)	(1,066)	(106.0)
Interest on borrowings	7,138	17,370	(58.9)	6,370	12.1
Amortization of intangible assets	11,237	11,772	(4.5)	11,160	0.7
Total operating expenses	844,238	862,154	(2.1)	940,049	(10.2)
Operating income	236,369	241,997	(2.3)	317,507	(25.6)
Income taxes	14,675	16,042	(8.5)	14,755	(0.5)
Net income	221,694	225,955	(1.9)	302,752	(26.8)
Net income of consolidated entities attributable to non-controlling interests	895	8,028	(88.9)	2,975	(69.9)
Net income attributable to AB Unitholders	$220,799	$217,927	1.3%	$299,777	(26.3)%

AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	1Q 2025	1Q 2024	% Change	4Q 2024	% Change

Equity in Net Income Attributable to AB Unitholders	$82,753	$86,281	(4.1%)	$116,589	(29.0)%
Income Taxes	8,719	9,059	(3.8)	11,155	(21.8)
Net Income	$74,034	$77,222	(4.1%)	$105,434	(29.8)%
Net Income per Unit	$0.67	$0.67	—%	$0.94	(28.7)%
Distribution per Unit	$0.80	$0.73	9.6%	$1.05	(23.8)%

Units Outstanding	1Q 2025	1Q 2024	% Change	4Q 2024	% Change
AB L.P.
Period-end	292,273,197	287,322,525	1.7%	292,107,907	0.1%
Weighted average	292,187,179	286,875,671	1.9	286,218,616	2.1
AB Holding L.P.
Period-end	110,699,699	115,163,604	(3.9%)	110,530,329	0.2%
Weighted average	110,611,006	114,704,111	(3.6)	112,735,281	(1.9)

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | March 31, 2025
($ Billions)
Ending and Average	Three Months Ended
	3/31/25	3/31/24
Ending Assets Under Management	$784.5	$758.7
Average Assets Under Management	$797.5	$738.9

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth	Total
Beginning of Period	$321.4	$334.3	$136.5	$792.2
Sales/New accounts	4.6	25.7	5.8	36.1
Redemption/Terminations	(2.5)	(22.2)	(5.0)	(29.7)
Net Cash Flows	(1.4)	(2.6)	—	(4.0)
Net Flows	0.7	0.9	0.8	2.4
Transfers	0.4	—	(0.4)	—
Investment Performance	1.6	(11.1)	(0.6)	(10.1)
End of Period	$324.1	$324.1	$136.3	$784.5

Three-Month Changes By Investment Service
	Equity Active	Equity Passive(1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive(1)	Alternatives/ Multi-Asset Solutions(2)	Total
Beginning of Period	$263.4	$68.3	$209.3	$76.2	$10.3	$164.7	$792.2
Sales/New accounts	13.2	0.5	12.4	5.8	—	4.2	36.1
Redemption/Terminations	(13.9)	(0.1)	(10.9)	(3.5)	(0.1)	(1.2)	(29.7)
Net Cash Flows	(1.8)	(0.2)	(2.9)	0.1	(0.4)	1.2	(4.0)
Net Flows	(2.5)	0.2	(1.4)	2.4	(0.5)	4.2	2.4
Investment Performance	(11.9)	(2.7)	3.7	(0.2)	0.3	0.7	(10.1)
End of Period	$249.0	$65.8	$211.6	$78.4	$10.1	$169.6	$784.5

Three-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$(2.5)	0.2	$(2.3)
Fixed Income	1.0	(0.5)	0.5
Alternatives/Multi-Asset Solutions (2)	4.2	—	4.2
Total	$2.7	$(0.3)	$2.4
(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services not included in equity or fixed income services.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$251.1	$191.2	$133.6	$575.9
Non-U.S. Clients	73.0	132.9	2.7	208.6
Total	$324.1	$324.1	$136.3	$784.5

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
(US $ Thousands, unaudited)	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023

Net Revenues, GAAP basis	$1,080,607	$1,257,556	$1,085,489	$1,027,943	$1,104,151	$1,090,720
Exclude:
Distribution-related adjustments:
Distribution revenues	(199,020)	(198,859)	(189,216)	(172,905)	(165,690)	(151,339)
Investment advisory services fees	(21,796)	(16,281)	(18,017)	(20,350)	(19,090)	(15,302)
Pass through adjustments:
Investment advisory services fees	(12,756)	(42,364)	(12,256)	(11,488)	(15,513)	(27,162)
Other revenues	(15,835)	(18,742)	(20,987)	(20,447)	(8,761)	(8,811)
Impact of consolidated company-sponsored investment funds	85	(1,126)	(5,182)	(3,292)	(8,374)	(13,670)
Incentive compensation-related items	856	(8,058)	(2,286)	(1,521)	(2,547)	(3,509)
Equity loss on investment	6,073	1,168	7,550	27,893	—	—
Adjusted Net Revenues	$838,214	$973,294	$845,095	$825,833	$884,176	$870,927

Operating Income, GAAP basis	$236,369	$317,507	$365,281	$199,289	$241,997	$238,500
Exclude:
Real estate	—	(206)	(206)	(206)	(206)	(206)
Incentive compensation-related items	258	(198)	742	751	1,097	1,126
EQH award compensation	246	291	291	291	215	179
Retirement plan settlement loss	20,756	13,130	—	—	—	—
Acquisition-related expenses	12,803	19,292	(112,906)	19,035	14,981	14,879
Equity loss on investment	6,073	1,168	7,550	27,893	—	—
Interest on borrowings	7,138	6,370	8,456	11,313	17,370	12,800
Total non-GAAP adjustments	47,274	39,847	(96,073)	59,077	33,457	28,778
Less: Net income of consolidated entities attributable to non-controlling interests	895	2,975	5,054	4,180	8,028	13,384
Adjusted Operating Income	$282,748	$354,379	$264,154	$254,186	$267,426	$253,894
Operating Margin, GAAP basis excl. non-controlling interests	21.8%	25.0%	33.2%	19.0%	21.2%	20.6%
Adjusted Operating Margin	33.7%	36.4%	31.3%	30.8%	30.3%	29.2%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
($ Thousands except per Unit amounts, unaudited)	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023
Net Income - Basic, GAAP basis	$74,034	$105,434	$127,195	$113,523	$77,222	$79,198
Impact on net income of AB non-GAAP adjustments	14,128	12,465	(39,515)	(32,232)	6,176	6,228
Adjusted Net Income - Basic	$88,162	$117,899	$87,680	$81,291	$83,398	$85,426

Basic Net Income per Holding Unit, GAAP basis	$0.67	$0.94	$1.12	$0.99	$0.67	$0.71
Impact of AB non-GAAP adjustments	0.13	0.11	(0.35)	(0.28)	0.06	0.06
Adjusted Basic Net Income per Holding Unit	$0.80	$1.05	$0.77	$0.71	$0.73	$0.77

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Net Revenue, as adjusted, is reduced to exclude all of the company's distribution revenues, which are recorded as a separate line item on the consolidated statement of income, as well as a portion of investment advisory services fees received that is used to pay distribution and servicing costs. For certain products, based on the distinct arrangements, certain distribution fees are collected by us and passed through to third-party client intermediaries, while for certain other products, we collect investment advisory services fees and a portion is passed through to third-party client intermediaries. In both arrangements, the third-party client intermediary owns the relationship with the client and is responsible for performing services and distributing the product to the client on our behalf. We believe offsetting distribution revenues and certain investment advisory services fees is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties that perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Distribution-related adjustments fluctuate each period based on the type of investment products sold, as well as the average AUM over the period. Also, we adjust distribution revenues for the amortization of deferred sales commissions as these costs, over time, will offset such revenues.

We adjust investment advisory and services fees and other revenues for pass through costs, primarily related to our transfer agent and shareholder servicing fees. Also, we adjust for certain investment advisory and service fees passed through to our investment advisors. We also adjust for certain pass through costs associated with the transition of services to the JVs entered into with Societe Generale ("SocGen"). These amounts are expensed by us and passed to the JVs for reimbursement.These fees do not affect operating income, as such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments. Also, we adjust for certain acquisition related pass through performance-based fees and performance related compensation.

We also adjust net revenues to exclude our portion of the equity income or loss associated with our investment in the JVs. Effective April 1, 2024, following the close of the transaction with SocGen, we record all income or loss associated with the JVs as an equity method investment income (loss). As we no longer consider this activity part of our core business operations and our intent is to fully divest from both joint ventures, we consider these amounts temporary and as such, we exclude these amounts from our adjusted net revenues.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (3) the equity compensation paid by EQH to certain AB executives, as discussed below, (4) retirement plan settlement loss, (5) acquisition-related expenses, (6) equity income (loss) on JVs, (7) interest on borrowings and (8) the impact of consolidated company-sponsored investment funds.

Real estate charges (credits) incurred have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. However, beginning in the fourth quarter of 2019, real estate charges (credits), while excluded in the period in which the charges (credits) are recorded, are included ratably over the remaining applicable lease term.

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Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

The board of directors of EQH granted to Seth P. Bernstein, our CEO, equity awards in connection with EQH's IPO. Additionally, equity awards were granted to Mr. Bernstein and other AB executives for their membership on the EQH Management Committee. These individuals may receive additional equity or cash compensation from EQH in the future related to their service on the Management Committee. Any awards granted to these individuals by EQH are recorded as compensation expense in AB’s consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.

The losses associated with the termination of our defined benefit retirement plan are non-cash, short term in nature and not considered a part of our core operating results when comparing financial results from period to period.

Acquisition-related expenses have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. Acquisition-related expenses include professional fees, the recording of changes in estimates or fair value remeasurements to, and accretion expense related to, our contingent payment arrangements associated with our acquisitions, certain compensation-related expenses and amortization of intangible assets for contracts acquired. During the three months ended September 30, 2024 we recognized a gain of $128.5 million in the condensed consolidated statement of income related to a fair value adjustment of the contingent payment liability associated with our acquisition of AB Carval in 2022. The fair value adjustment was due to updated assumptions of future performance associated with the liability.

We also adjust operating income to exclude our portion of the equity income or loss associated with our investment in the JVs. Effective April 1, 2024, following the close of the transaction with SocGen, we record all income or loss associated with the JVs as an equity method investment income (loss). As we no longer consider this activity part of our core business operations and our intent is to fully divest from both joint ventures, we consider these amounts temporary and as such, we exclude these amounts from our adjusted operating income.

We adjust operating income to exclude interest on borrowings in order to align with our industry peer group.

We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.

Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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